UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2006

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane
Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On December 13, 2006, James W. Rogers resigned as a member of the Board of Directors (the “Board”) of SIRVA, Inc. (“SIRVA”), effective as of December 31, 2006.  Mr. Rogers’ resignation was not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices.

On December 13, 2006, Carl T. Stocker advised SIRVA that he will not be standing for reelection as a director of SIRVA when his term expires at SIRVA’s 2007 annual meeting of stockholders.  As Vice Chairman of the Board, Mr. Stocker’s responsibilities included the oversight of SIRVA’s remediation efforts with respect to its financial reporting process.  Because SIRVA has made substantial progress with respect to its remediation initiatives, SIRVA’s Audit Committee has assumed the ongoing responsibility for overseeing the remediation plan.  Given the Audit Committee’s assumption of this responsibility and the independence of the Chairman of the Board, the need for an independent Vice Chairman has diminished.  As a result, Mr. Stocker has resigned as Vice Chairman.  However, Mr. Stocker will continue to serve as a director until SIRVA’s 2007 annual meeting of stockholders.  Consequently, Mr. Stocker’s decision to not stand for reelection and resignation as Vice Chairman were not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices.

Also on December 13, 2006, Robert W. Nelson advised SIRVA that he will not be standing for reelection as a director of SIRVA when his term expires at SIRVA’s 2007 annual meeting of stockholders.  In addition, Mr. Nelson resigned as the Chairman of the Audit Committee of the Board, effective as of December 13, 2006.  Mr. Nelson will continue to serve as a director until SIRVA’s 2007 annual meeting of stockholders.  Mr. Nelson’s decision to not stand for reelection and resignation as the Chairman of the Audit Committee were not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices.

The Board appointed Robert W. Tieken, who currently serves on the Audit Committee, as the Chairman of the Audit Committee to replace Mr. Nelson, effective as of December 13, 2006.

Election of Director

On December 13, 2006, the Board elected Thomas E. Ireland as a new member of the Board, effective as of January 1, 2007, to fill the vacancy created by Mr. Rogers’ resignation.  The Board also named Mr. Ireland to serve on the Board’s Executive Committee, effective as of January 1, 2007.

Mr. Ireland is a principal of Clayton, Dubilier & Rice, Inc., a private investment firm (“CD&R”).  CD&R manages Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, which own approximately 23.1% and 9.6%, respectively, of SIRVA’s outstanding common stock.

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Management Incentive Plan

On December 14, 2006, the Compensation Committee of the Board of Directors of SIRVA, Inc. (“SIRVA”) authorized an aggregate of approximately $3.7 million in discretionary bonus payments under the SIRVA, Inc. Management Incentive Plan (the “MIP”) to certain employees and officers.  These payments include $325,000 to Brian P. Kelly, SIRVA’s President and Chief Executive Officer, $100,000 to J. Michael Kirksey, SIRVA’s Senior Vice President and Chief Financial Officer, and $135,000 to Michael B. McMahon, SIRVA’s President, Moving Services North America.

Although SIRVA failed to meet the MIP’s threshold financial performance levels for nondiscretionary payments, the Compensation Committee desired to reward individuals for outstanding performance during a challenging year for SIRVA.  In recognition of individual achievements and for retention purposes, the Compensation Committee exercised its discretion under the MIP to authorize bonus payments to certain employees and members of SIRVA’s management. Given the extraordinary efforts exerted by employees, the Compensation Committee believed that the discretionary bonus payments were consistent with the MIP’s purpose, which among other things, includes attracting, retaining, motivating, and rewarding executive officers and key employees by providing such individuals with an opportunity to earn compensation based on their contributions to SIRVA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: December 19, 2006

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
Title: Senior Vice President,
General Counsel & Secretary